EXHIBIT 5.2

Resignation Letter of Tina Dennis.

Tina Dennis
105 Park Avenue
Seaford, DE 19973

March 30, 2007

To the Board of Directors
Nano Chemical Systems Holdings, Inc.
105 Park Avenue
Seaford, DE 19973

Dear Gentlepersons:

I hereby tender my resignation Director of Nano Chemical Systems Holdings, Inc. effective as soon as the Board can meet and find a suitable replacement.

I recommend that the Board consider electing Alexander Edwards, III as my replacement.

My tenure with the Company as Director was relatively short and I look forward to continue to work with you in my role as Chief Financial Officer of the Corporation.

Sincerely,

/s/ Tina Dennis
Tina Dennis